UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2021 (July 28, 2021)

OFG BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-12647	66-0538893
(Commission File Number)	(IRS Employer Identification No.)

Oriental Center, 15th Floor
254 Munoz Rivera Avenue San Juan, Puerto Rico	00918
(Address of Principal Executive Offices)	(Zip Code)

(787) 771-6800

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, par value $1.00 per share	OFG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2021, OFG Bancorp (the “Company”) entered into a new Employment Agreement and an Amended and Restated Change in Control Compensation Agreement with José Rafael Fernández, the Company’s President, CEO and Vice Chairperson of its Board of Directors. The Employment Agreement is effective on July 1, 2021, for a three-year term ending June 30, 2024, and replaced the employment agreement that expired on June 30, 2021. The Amended and Restated Change in Control Compensation Agreement amended and restated the change in control compensation agreement entered into on December 15, 2004.

As provided in the Employment Agreement, Mr. Fernández will serve as President and CEO of the Company reporting directly to the Board and will have overall responsibility for the business and affairs of the Company. During the term of the Agreement and in any election of directors in which his term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him as its Vice Chairperson.

The Employment Agreement provides that Mr. Fernández will be compensated as follows: (i) annual base salary of $935,000, which may be increased by the Board’s Compensation Committee; (ii) an annual cash bonus pursuant to the Company’s non-equity incentive bonus plan based on a percentage of his annual base salary determined by the Compensation Committee; (iii) annual incentive compensation under the Company’s equity-based compensation plan based on his performance scorecard and based on a percentage of his annual base salary determined by the Compensation Committee; (iv) annual expense allowance of $100,000 for certain designated expenses, including those that are reasonably appropriate for the performance of his duties under the Employment Agreement; (v) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; and (vi) 25 days of paid vacation per year. It also provides that Mr. Fernández will be entitled to participate in any equity-based compensation plan, profit-sharing plan or other plans, benefits and privileges offered by the Company to its employees and executives to the extent that he is otherwise eligible and qualifies to participate in and receive such benefits or privileges.

The Employment Agreement may be terminated by the Board for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the Employment Agreement is terminated by the Board other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminated the Agreement for “good reason” (as defined in the Employment Agreement), the Company will be required to pay him as severance in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary and incentive bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), multiplied by (b) three.

The Amended and Restated Change in Control Compensation Agreement provides that in the event of a Change in Control (as defined therein) of the Company and as a result thereof or within one year after the Change in Control Mr. Fernández’s employment with the Company is terminated, Mr. Fernández will be entitled to three times the sum of his annual base salary at the time of termination and the last cash bonus paid to him prior to termination.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	Employment Agreement dated as of July 28, 2021, between the Company and José R. Fernández

10.2	Amended and Restated Change in Control Compensation Agreement dated as of July 28, 2021, between the Company and José R. Fernández

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFG BANCORP

Date: July 30, 2021	By:	/s/ Hugh González
Hugh González
General Counsel